Exhibit 5.1

Graubard Miller
600 Third Avenue
New York, New York 10016

May 12, 2004

Vital Living, Inc.
5080 North 40th Street
Suite 105
Phoenix, Arizona 85018-2147

    Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form SB-2 ("Registration Statement") filed by Vital Living, Inc. ("Company"), a Nevada corporation, under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 44,742,423 shares of common stock, par value $.001 per share ("Common Stock"), to be offered for resale by certain individuals ("Selling Stockholders"), of which 19,096,972 shares of Common Stock are issued and outstanding, 4,587,738 shares of Common Stock are issuable upon conversion of senior secured convertible notes ("Notes"), 917,575 shares of Common Stock ("Interest Stock") issuable upon the Company's decision to pay interest in shares of Common Stock due on the Notes, 19,140,138 shares of Common Stock are issuable upon exercise of warrants ("Warrants"), 1,000,000 shares of Common Stock issuable upon conversion of issued and outstanding shares of Series D Convertible Preferred Stock ("Preferred Stock").

        We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

        Based upon the foregoing, it is our opinion that:

        1.     The Common Stock issued and outstanding, held by certain of the Selling Stockholders was duly authorized and was legally issued, and is fully paid and nonassessable.

        2.     The Common Stock to be issued by the Company upon conversion of the Notes and Preferred Stock has been duly authorized and, when issued in the manner provided in the Notes and Preferred Stock, will be legally issued, fully paid and nonassessable.

        3.     The Interest Stock to be issued by the Company has been duly authorized and, when issued in the manner provided in the Notes, will be legally issued, fully paid and nonassessable.

        4.     The Common Stock to be issued by the Company upon exercise of the Warrants has been duly authorized and, when sold in the manner provided in the agreements governing the Warrants, will be legally issued, fully paid and nonassessable.

        In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                        Very truly yours,

                        /s/ Graubard Miller